Exhibit 3.34

Delaware	PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “WELLS REIT II - 9 TECHNOLOGY DRIVE, LLC”, FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF APRIL, A.D. 2004, AT 5:21 O’CLOCK P.M.

	Harriet Smith Windsor, Secretary of State
3793910 8100	AUTHENTICATION:	3071907
040299291	DATE:	04–26–04

CERTIFICATE OF FORMATION

OF

WELLS REIT II - 9 TECHNOLOGY DRIVE, LLC

This Certificate of Formation of WELLS REIT II - 9 TECHNOLOGY DRIVE, LLC is being duly executed and filed by the undersigned, as an authorized person, for the purpose of forming a limited liability company under the Limited Liability Company Act of Delaware.

1.          The name of the limited liability company is WELLS REIT II - 9 TECHNOLOGY DRIVE, LLC.

2.          The address of its registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

3.         The name and address of its registered agent in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on the 23rd day of April, 2004.

/s/ Eleanor M. Coleman
Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 05:45 PM 04/23/2004 FILED 05:21 PM 04/23/2004 SRV 040299291 – 3793910 FILE